Contact:	Mark Thomson, CFO

(757) 766-4224

FOR IMMEDIATE RELEASE

Measurement Specialties Announces Third Quarter Fiscal Year 2013 Results for Bookings & Sales

Hampton, VA, January 10, 2013 – Measurement Specialties, Inc. (NASDAQ: MEAS), a global designer and manufacturer of sensors and sensor-based systems, announces results for bookings and unaudited sales for the third quarter ended December 31, 2012.

The Company announced today bookings and unaudited net sales for the third quarter of fiscal year 2013 of approximately $83.3 million and $81.7 million, respectively. Third quarter unaudited net sales increased $5.3 million or 7.0% for the three months ended December 31, 2012, as compared to the corresponding period last year.

Frank Guidone, Company CEO commented, “As a result of generally weak macro conditions, we experienced significant destocking in the supply chain across most market verticals in the third quarter, resulting in relatively weak sales. While our three month book to bill was 1.02 (signaling expansion), bookings were modestly below our expectation. Accordingly, we are updating our fourth quarter sales guidance to range between $88 million and $90 million, resulting in forecast FY13 net sales of approximately $346 million to $348 million. Based on historical averages, our booked (and scheduled to ship) backlog as of December 31st supports this sales forecast.”

Bookings are orders the Company has accepted from customers and are supported by purchase orders. Please note that these figures are preliminary and unaudited and are subject to change until the point in time at which the Company files its Quarterly Report on Form 10-Q for the quarter ended December 31, 2012 with the Securities and Exchange Commission.

Please visit the Investor Relations section of the Company’s website at http://www.meas-spec.com to view the latest investor presentation.

About Measurement Specialties: Measurement Specialties, Inc. (MEAS) designs and manufactures sensors and sensor-based systems to measure precise ranges of physical characteristics such as pressure, temperature, position, force, vibration, humidity and photo optics. MEAS uses multiple advanced technologies – piezo-resistive silicon sensors, application-specific integrated circuits, micro-electromechanical systems (“MEMS”), piezoelectric polymers, foil strain gauges, force balance systems, fluid capacitive devices, linear and rotational variable differential transformers, electromagnetic displacement sensors, hygroscopic capacitive sensors, ultrasonic sensors and switches, optical sensors, negative thermal coefficient (“NTC”) ceramic sensors, mechanical resonators and submersible hydrostatic level sensors – to engineer sensors that operate precisely and cost effectively.

Measurement Specialties Inc.	•	1000 Lucas Way	•	Hampton, VA 23666	•	www.meas-spec.com

This release includes forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended.  Forward looking statements may be identified by such words or phrases  as “should”, "intends", “ is subject to”, "expects", "will", "continue", "anticipate", "estimated", "projected", "may", " believe", "future prospects" “outlook”, “guidance” or similar expressions.  Factors that might cause actual results to differ materially from the expected results described in or underlying our forward-looking statements include: Conditions in the general economy, including risks associated with the current financial crisis and worldwide economic conditions and reduced demand for products that incorporate our products; Competitive factors, such as price pressures and the potential emergence of rival technologies; Compliance with export control laws and regulations; Fluctuations in foreign currency exchange and interest rates; Interruptions of suppliers’ operations or the refusal of our suppliers to provide us with component materials, particularly in light of the current economic conditions and potential for suppliers to fail; Timely development, market acceptance and warranty performance of new products; Changes in product mix, costs and yields; Uncertainties related to doing business in Europe and China; Legislative initiatives, including tax legislation and other changes in the Company’s tax position; Legal proceedings; Compliance with debt covenants, including events beyond our control; Conditions in the credit markets, including our ability to raise additional funds or refinance our existing credit facility; Adverse developments in the automotive industry and other markets served by us; and risk factors listed from time to time in the reports we file with the SEC.  The Company from time-to-time considers acquiring or disposing of business or product lines. Forward-looking statements do not include the impact of acquisitions or dispositions of assets, which could affect results in the near term.  Actual results may differ materially.  The Company assumes no obligation to update the information in this release.

Company Contact: Mark Thomson, CFO, (757) 766-4224

Measurement Specialties Inc.	•	1000 Lucas Way	•	Hampton, VA 23666	•	www.meas-spec.com